RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY

OFFICE OF CORPORATE LIAISON AND TECHNOLOGY TRANSFER

# COOPERATIVE RESEARCH AGREEMENT
## Modification No. 03

Cooperative Research Agreement dated July 15, 2005 between Rutgers, The State University of New Jersey and mPhase Technologies Inc. related to the work of Dr. Glenn Amatucci on Lithium nano structured reserve battery is modified as follows:

**Article 2. Statement of Work**

mPhase Technologies is adding a second project under this Agreement. The RESEARCH project to be performed under this Modification No. ~~02~~ 03 shall be in accordance with Exhibit A attached hereto.

**Article 4. Period of Performance**

Period of performance for this new project is February 1, 2007 to December 31, 2007.

**Article 5. Compensation**

Amount of funding for this new project is $50,000 and increases the total aggregate amount of this Agreement to $99,999.

**Article 11. Grant of Licenses**

Add sentence at the end of paragraph c. that reads:

Certain RUTGERS Background Technology is currently obligated under an option license agreement to a third party. If access to such RUTGERS Background Technology is desired by COMPANY and the third party has converted the option for the Background Technology into a license, RUTGERS will use reasonable efforts to orchestrate a meeting between COMPANY, RUTGERS and the third party.

All other terms and conditions remain as originally stated.

**RUTGERS, The State University of New Jersey**

By: [signature]

William T. Adams
Director, OCLTT

Date: 2/7/07

**mPhase Technologies Inc.**

By: [signature]

Date: 2/5/2007

h:\monahan\wp\agr\mphasemod03.doc

**Exhibit A**

**mPhase and Rutgers ~~Proposed~~ SOW**
**Reserved Micro Power Cell Research and Development**
**(Feb. 1, 2007 – Dec 31, 2007)**

This SOW represents the mutually agreed list of SOW responsibilities and functional tasks that members of the Rutgers technical team will provide to mPhase as part of the collaborative development agreement extension for 2007. The work will build on the previous work plan started in 2006.

The purpose of the work plan is to develop and characterize a functional reserve microbattery battery prototype developed around lithium based chemistries. Although the ultimately goal is to develop a reserve microbattery based on Lithium Bismuth Fluoride, as an initial feasibility design, the team will also design electrodes based on a Lithium Manganese Dioxide chemistry for testing and characterization purposes.

It is also expected that during this development period that opportunities may become available to apply for external grants to supplement this development as well as participation in technical conferences to present joint work. mPhase and Rutgers agree to mutually provide assistance to support each other in these efforts.

The major technical areas the Rutgers team will be responsible for are:

- The testing of alternative non-silicon substrates such as stainless steel, aluminum or other suitable materials for the electrode structures.
- Adhesion characterization and reliability analysis for improving the electrode materials resistance to delaminating, cracking or premature failure, once deposited on a non-silicon substrate.
- Development of robust deposition methods to control the thickness of Bismuth Fluoride on the positive electrode using a direct writing technique.
- The deposition and control of Lithium on a non-silicon substrate. As indicated above, parallel tests will be based on a Lithium Manganese Dioxide chemistry. In these tests, deposition will be done using electrochemical deposition. Exploration of using E-beam deposition will be explored and it is understood that this is a second order experiment that will be based the teams ability to obtain access to the required tools for using E-beam deposition.